                                                                     EXHIBIT 2.1

================================================================================

                         AGREEMENT AND PLAN OF MERGER


                          Dated as of August 9, 1999


                                 By and Among


                           LUCENT TECHNOLOGIES INC.,


                             INTREPID MERGER INC.


                                      And


                        INTERNATIONAL NETWORK SERVICES

================================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE I

                                  The Merger
                                  ----------

SECTION 1.01.      The Merger..........................................       2
SECTION 1.02.      Closing.............................................       2
SECTION 1.03.      Effective Time......................................       2
SECTION 1.04.      Effects of the Merger...............................       3
SECTION 1.05.      Certificate of Incorporation and By-laws............       3
SECTION 1.06.      Board of Directors and Officers.....................       3

                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
               ------------------------------------------------
              Constituent Corporations; Exchange of Certificates
              --------------------------------------------------
SECTION 2.01.      Effect on Capital Stock.............................       3
                   (a) Capital Stock of Sub............................       4
                   (b) Cancelation of Treasury Stock and
                             Lucent-Owned Stock........................       4
                   (c) Conversion of INS Common Stock..................       4
                   (d) Anti-Dilution Provisions........................       4
SECTION 2.02.      Exchange of Certificates............................       4
                   (a) Exchange Agent..................................       4
                   (b) Exchange Procedures.............................       5
                   (c) Distributions with Respect to
                             Unexchanged Shares........................       6
                   (d) No Further Ownership Rights in INS
                             Common Stock..............................       6
                   (e) No Fractional Shares............................       7
                   (f) Termination of Exchange Fund....................       8
                   (g) No Liability....................................       9
                   (h) Investment of Exchange Fund.....................       9
                   (i) Lost Certificates...............................       9

                                  ARTICLE III

                        Representations and Warranties
                        ------------------------------
SECTION 3.01.      Representations and Warranties of INS...............      10
                   (a) Organization, Standing and Corporate
                             Power.....................................      10
                   (b) Subsidiaries....................................      10
                   (c) Capital Structure...............................      11
                   (d) Authority; Noncontravention.....................      12

                   (e) SEC Documents; Undisclosed
                             Liabilities...............................      14
                   (f) Information Supplied............................      16
                   (g) Absence of Certain Changes or Events............      16
                   (h) Litigation......................................      17
                   (i) Compliance with Applicable Laws.................      18
                   (j) Absence of Changes in Benefit Plans.............      19
                   (k) ERISA Compliance................................      19
                   (l) Taxes...........................................      22
                   (m) Voting Requirements.............................      23
                   (n) State Takeover Statutes.........................      23
                   (o) Accounting Matters..............................      24
                   (p) Brokers.........................................      24
                   (q) Opinion of Financial Advisor....................      24
                   (r) Intellectual Property; Year 2000................      24
                   (s) Certain Contracts...............................      26
                   (t) Title to Properties.............................      26
                   (u) INS Rights Agreement............................      27

SECTION 3.02.      Representations and Warranties of Lucent
                             and Sub...................................      27
                   (a) Organization, Standing and Corporate
                             Power.....................................      28
                   (b) Capital Structure...............................      28
                   (c) Authority; Noncontravention.....................      29
                   (d) SEC Documents; Undisclosed
                             Liabilities...............................      31
                   (e) Information Supplied............................      32
                   (f) Absence of Certain Changes or Events............      32
                   (g) Voting Requirements.............................      32
                   (h) Tax Matters.....................................      33
                   (i) Interim Operations of Sub.......................      33
                   (j) Litigation......................................      33

                                  ARTICLE IV

                   Covenants Relating to Conduct of Business
                   -----------------------------------------
SECTION 4.01.      Conduct of Business.................................      33
                   (a) Conduct of Business by INS......................      33
                   (b) Advice of Changes...............................      37
SECTION 4.02.      No Solicitation by INS..............................      37

                                   ARTICLE V

                             Additional Agreements
                             ---------------------
SECTION 5.01.      Preparation of the Form S-4 and the INS
                             Proxy Statement; INS Stockholders
                             Meeting...................................      40
SECTION 5.02.      Letters of INS's Accountants........................      41
SECTION 5.03.      Letters of Lucent's Accountants.....................      42
SECTION 5.04.      Access to Information; Confidentiality..............      42
SECTION 5.05.      Commercially Reasonable Efforts.....................      43
SECTION 5.06.      Stock Options.......................................      44
SECTION 5.07.      Employee Matters....................................      46
SECTION 5.08.      Indemnification, Exculpation and
                             Insurance.................................      46
SECTION 5.09.      Fees and Expenses...................................      47
SECTION 5.10.      Public Announcements................................      49
SECTION 5.11.      Affiliates..........................................      50
SECTION 5.12.      Listings............................................      50
SECTION 5.13.      Litigation..........................................      50
SECTION 5.14.      Tax Treatment.......................................      50
SECTION 5.15.      Pooling of Interests................................      50
SECTION 5.16.      Stockholder Agreement Legend........................      50
SECTION 5.17.      Rights Agreement....................................      51

                                  ARTICLE VI

                             Conditions Precedent
                             --------------------
SECTION 6.01.      Conditions to Each Party's Obligation To
                             Effect the Merger.........................      51
                   (a) INS Stockholder Approval........................      51
                   (b) HSR Act.........................................      51
                   (c) No Litigation...................................      51
                   (d) Form S-4........................................      52
                   (e) NYSE Listing....................................      52
SECTION 6.02.      Conditions to Obligations of Lucent and Sub               52
                   (a) Representations and Warranties..................      52
                   (b) Performance of Obligations of INS...............      52
                   (c) Tax Opinions....................................      52
                   (d) Pooling Letters.................................      53
SECTION 6.03.      Conditions to Obligations of INS....................      53
                   (a) Representations and Warranties..................      53

                   (b) Performance of Obligations of Lucent
                             and Sub...................................      53
                   (c) Tax Opinions....................................      54
SECTION 6.04.      Frustration of Closing Conditions...................      54

                                  ARTICLE VII

                       Termination, Amendment and Waiver
                       ---------------------------------
SECTION 7.01.      Termination.........................................      54
SECTION 7.02.      Effect of Termination...............................      55
SECTION 7.03.      Amendment...........................................      56
SECTION 7.04.      Extension; Waiver...................................      56
SECTION 7.05.      Procedure for Termination, Amendment,
                             Extension or Waiver.......................      56

                                  ARTICLE VIII

                               General Provisions
                               ------------------
SECTION 8.01.      Nonsurvival of Representations and
                             Warranties................................      56
SECTION 8.02.      Notices.............................................      57
SECTION 8.03.      Definitions.........................................      58
SECTION 8.04.      Interpretation......................................      59
SECTION 8.05.      Counterparts........................................      59
SECTION 8.06.      Entire Agreement; No Third-Party
                             Beneficiaries.............................      60
SECTION 8.07.      Governing Law.......................................      60
SECTION 8.08.      Assignment..........................................      60
SECTION 8.09.      Enforcement.........................................      60
SECTION 8.10.      Severability........................................      61

Annex I            Index of Defined Terms

Exhibit A          Form of Affiliate Letter

                                                                  EXECUTION COPY

                    AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of
               August 9, 1999, among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), INTREPID MERGER INC., a Delaware corporation and a wholly owned subsidiary of Lucent ("Sub"), and INTERNATIONAL NETWORK SERVICES, a Delaware corporation ("INS").


          WHEREAS the respective Boards of Directors of Lucent, Sub and INS have approved and declared advisable this Agreement and the merger of Sub with and into INS (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of INS ("INS Common Stock"), other than shares owned by Lucent, Sub or INS, will be converted into the right to receive the Merger Consideration;

          WHEREAS the respective Boards of Directors of Lucent, Sub and INS have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

          WHEREAS Lucent, Sub and INS desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          WHEREAS for U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and (b) this Agreement constitutes a plan of reorganization;

          WHEREAS for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction;

          WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Lucent and Sub to enter into this Agreement, Lucent and certain principal stockholders of INS (collectively, the "Stockholder") are entering into an agreement (the "Stockholder Agreement") pursuant to which the Stockholder will agree to vote to adopt and approve the Merger Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Stockholder Agreement; and

          WHEREAS immediately following the execution and delivery of this Agreement, INS and Lucent will enter into a stock option agreement (the "Option Agreement"), pursuant to which INS will grant Lucent the option to purchase shares of INS Common Stock, upon the terms and subject to the conditions set forth therein.


          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE I

                                  The Merger
                                  ----------

          SECTION 1.01.  The Merger.  Upon the terms and subject to the
                         ----------
conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into INS at the Effective Time. Following the Effective Time, INS shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

          SECTION 1.02.  Closing.  The closing of the Merger (the "Closing")
                         -------
will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

          SECTION 1.03.  Effective Time.  Subject to the provisions of this
                         --------------
Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent date or time as Lucent and INS shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 1.04.  Effects of the Merger.  The Merger shall have the
                         ---------------------
effects set forth in Section 259 of the DGCL.

          SECTION 1.05.  Certificate of Incorporation and By-laws.  (a)  The
                         ----------------------------------------
certificate of incorporation of INS, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time of the Merger so that Article FOURTH of such certificate of incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of common stock, par value $1.00 per share.", and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06.  Board of Directors and Officers. (a)  The directors of
                         -------------------------------
Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          (b) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
               ------------------------------------------------
              Constituent Corporations; Exchange of Certificates
              --------------------------------------------------

          SECTION 2.01.  Effect on Capital Stock.  As of the Effective Time, by
                         -----------------------
virtue of the Merger and without any action on the part of the holder of any shares of INS Common Stock or any shares of capital stock of Sub:

          (a)  Capital Stock of Sub.  Each issued and outstanding share of
               --------------------
     capital stock of Sub shall be converted into one share of common stock of the Surviving Corporation.

          (b)  Cancelation of Treasury Stock and Lucent-Owned Stock.  Each share
               ----------------------------------------------------
     of INS Common Stock that is owned by INS, Sub or Lucent shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c)  Conversion of INS Common Stock.  Subject to Section 2.02(e), each
               ------------------------------
     issued and outstanding share of INS Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.8473 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $0.01 per share, of Lucent ("Lucent Common Stock") (the "Merger Consideration"). As of the Effective Time, all such shares of INS Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of INS Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Lucent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

          (d)  Anti-Dilution Provisions.  In the event Lucent changes (or
               ------------------------
     establishes a record date for changing) the number of shares of Lucent Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Lucent Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares of similar transaction.

          SECTION 2.02.  Exchange of Certificates. (a)  Exchange Agent.  As of
                         ------------------------       --------------
the Effective Time, Lucent shall enter into an agreement with such bank or trust company as may be designated by Lucent (the "Exchange

Agent"), which shall provide that Lucent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of INS Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Lucent Common Stock (such shares of Lucent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Lucent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section
2.01 in exchange for outstanding shares of INS Common Stock.

          (b)  Exchange Procedures.  As soon as reasonably practicable after the
               -------------------
Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of INS Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Lucent and INS may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor a certificate representing that number of whole shares of Lucent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with
Section 2.02(c) and cash in lieu of any fractional share of Lucent Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of INS Common Stock which is not registered in the transfer records of INS, a certificate representing the proper number of shares of Lucent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Lucent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Lucent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any cash in lieu of fractional shares of Lucent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with this Section
2.02. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c)  Distributions with Respect to Unexchanged Shares.  No dividends
               ------------------------------------------------
or other distributions with respect to Lucent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Lucent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Lucent Common Stock shall be paid by Lucent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Lucent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Lucent Common Stock, and the amount of any cash payable in lieu of a fractional share of Lucent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Lucent Common Stock.

          (d)  No Further Ownership Rights in INS Common Stock.  All shares of
               -----------------------------------------------
Lucent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of INS Common Stock theretofore represented by such Certificates, subject, however, to the Surviving
                                  -------  -------
Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by INS on such shares of INS Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of INS Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e)    No Fractional Shares.  (i)  No certificates or scrip
                 --------------------
representing fractional shares of Lucent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Lucent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Lucent.

          (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Lucent Common Stock delivered to the Exchange Agent by Lucent pursuant to
Section 2.02(a) over (B) the aggregate number of whole shares of Lucent Common Stock to be distributed to former holders of INS Common Stock pursuant to
Section 2.02(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of INS, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.02(e)(iii).

          (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing INS Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). INS shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of INS Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of INS Common Stock is entitled (after taking into account all shares of INS Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of INS Common Stock are entitled.

          (iv)   Notwithstanding the provisions of Section 2.02(e)(ii) and
(iii), Lucent may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of INS Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of INS Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Lucent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street
                                                                ---------------
Journal, or, if not reported thereby, any other authoritative source) on the
-------
Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv).

          (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing INS Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing INS Common Stock subject to and in accordance with the terms of
Section 2.02(c).

          (f)    Termination of Exchange Fund.  Any portion of the Exchange Fund
                 ----------------------------
which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Lucent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Lucent for payment of their claim for Merger Consideration, any dividends or distributions with respect to Lucent Common Stock and any cash in lieu of fractional shares of Lucent Common Stock.

          (g)  No Liability.  None of Lucent, Sub, INS or the Exchange Agent
               ------------
shall be liable to any person in respect of any shares of Lucent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Lucent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h)    Investment of Exchange Fund.  The Exchange Agent shall invest
                 ---------------------------
any cash included in the Exchange Fund, as directed by Lucent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Lucent.

          (i)    Lost Certificates.  If any Certificate shall have been lost,
                 -----------------
stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Lucent, the posting by such person of a bond in such reasonable amount as Lucent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Lucent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                                  ARTICLE III

                        Representations and Warranties
                        ------------------------------

          SECTION 3.01.  Representations and Warranties of INS.  Except as
                         -------------------------------------
disclosed in (x) the INS Filed SEC Documents, (y) INS's audited financial statements for the fiscal year ended June 27, 1999, as delivered to Lucent prior to the date hereof (the "Audited 1999 Financials") or (z) the Disclosure Schedule delivered by INS to Lucent prior to the execution of this Agreement (the "INS Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, INS represents and warrants to Lucent and Sub as follows:

          (a)    Organization, Standing and Corporate Power. Each of INS and its
                 ------------------------------------------
     subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on INS. Each of INS and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on INS. INS has made available to Lucent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to the date of this Agreement.

          (b)    Subsidiaries.  Section 3.01(b) of the INS Disclosure Schedule
                 ------------
     sets forth a true and complete list of each of INS's subsidiaries. All the outstanding shares of capital stock of, or other equity interests in (other than shares held by directors or officers of INS or its subsidiaries for regulatory reasons), each subsidiary of INS have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by INS, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests except restrictions under applicable law.

          (c)    Capital Structure.  The authorized capital stock of INS
                 ------------------
     consists of 150,000,000 shares of INS Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, of INS ("INS Authorized Preferred Stock"). At the close of business on August 6, 1999, (i) 57,323,907 shares of INS Common Stock were issued and outstanding; (ii) no shares of INS Common Stock were held by INS in its treasury; (iii) no shares of INS Authorized Preferred Stock were issued and outstanding; (iv) 26,470,779 shares of INS Common Stock were reserved, net of exercises, for issuance pursuant to the INS 1996 Stock Plan, the INS 1992 Flexible Incentive Stock Plan, the INS 1998 Nonstatutory Stock Plan, the INS 1998 Director Option Plan, the INS 1996 Employee Stock Purchase Plan (the "ESPP"), the VitalSigns Software, Inc. 1996 Stock Option Plan and the VitalSigns Software, Inc. Pre-Plan Options (such plans, collectively, the "INS Stock Plans") (of which 19,216,448 are subject to outstanding INS Stock Options); and (v) 394,500 shares of INS Common Stock were reserved for issuance upon exercise of an outstanding warrant (the "Warrant"). Except as set forth above, at the close of business on August 6, 1999, no shares of capital stock or other voting securities of INS were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than the INS Stock Options) to receive shares of INS Common Stock on a deferred basis granted under the INS Stock Plans or otherwise. INS has delivered to Lucent a complete and correct list, as of August 6, 1999, of each holder of outstanding stock options or other rights to purchase or receive INS Common Stock granted under the INS Stock Plans (collectively, "INS Stock Options"), the number of shares of INS Common Stock subject to each such INS Stock Option, the name of the INS Stock Plan pursuant to which such INS Stock Options were granted and the exercise prices of such INS Stock Options. No bonds, debentures, notes or other indebtedness of INS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of INS or any of its subsidiaries may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of INS are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. Except as set forth in this Section 3.01(c) (including pursuant to the conversion or exercise of the securities referred to above) and except pursuant to the INS Stock Options issued after the date hereof as expressly permitted by the terms of Section 4.01(a)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of INS or any of its subsidiaries (other than shares of capital stock or other voting securities of such subsidiaries that are directly or indirectly owned by INS), (B) any securities of INS or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, INS or any of its subsidiaries or (C) any warrants, calls, options or other rights to acquire from INS or any of its subsidiaries, and no obligation of INS or any of its subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, INS or any of its subsidiaries and (y) there are not any outstanding obligations of INS or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. INS is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its subsidiaries, INS does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

          (d)    Authority; Noncontravention.  INS has all requisite corporate
                 ---------------------------
     power and authority to enter into this Agreement and, subject to the INS Stockholder Approval, to consummate the transactions contemplated by this Agreement. INS has all requisite corporate power and authority to enter into the Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreement by INS and the consummation by INS of the transactions contemplated by this Agreement and the Option Agreement have been duly authorized by all necessary corporate action on the part of INS, subject, in the case of the Merger, to the INS Stockholder Approval. This Agreement and the Option Agreement have been duly executed and delivered by INS and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute legal, valid and binding obligations of INS, enforceable against INS in accordance with their terms. The execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of INS or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of INS or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to INS or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to INS or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses
     (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to
     (x) have a material adverse effect on INS, (y) impair the ability of INS to perform its obligations under this Agreement or the Option Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Option Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to INS or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreement by INS or the consummation by INS of the transactions contemplated by this Agreement or the Option Agreement, except for (1) the filing of a premerger notification and report form by INS under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the INS Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "INS Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreement and the Stockholder Agreement and the transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which INS is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of The Nasdaq National Market ("Nasdaq") to permit the shares of INS Common Stock that are to be issued pursuant to the Option Agreement to be quoted on Nasdaq; and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to (x) have a material adverse effect on INS, (y) impair the ability of INS to perform its obligations under this Agreement or the Option Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Option Agreement.

          (e)    SEC Documents; Undisclosed Liabilities.  INS has filed all
                 --------------------------------------
     required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since July 1, 1997 (collectively, the "INS SEC

     Documents"). As of their respective dates, the INS SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such INS SEC Documents, and none of the INS SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any INS SEC Document has been revised or superseded by a later filed INS SEC Document, none of the INS SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of INS included in the INS SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the "Accounting Rules"), have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of INS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). The Audited 1999 Financials have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of INS and its consolidated subsidiaries as of June 27, 1999, and the consolidated results of their operations and cash flows for the fiscal year then ended. Except
     (i) as reflected in such financial statements or in the notes thereto or
     (ii) for liabilities incurred in connection with this Agreement or the Option Agreement or the transactions contemplated hereby or thereby, neither INS nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, are reasonably likely to have a material adverse effect on INS.

          (f)    Information Supplied.  None of the information supplied or to
                 ---------------------
     be supplied by INS specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Lucent in connection with the issuance of Lucent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the INS Proxy Statement will, at the date it is first mailed to INS's stockholders or at the time of the INS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The INS Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by INS with respect to statements made or incorporated by reference therein based on information supplied by Lucent specifically for inclusion or incorporation by reference in the INS Proxy Statement.

          (g)    Absence of Certain Changes or Events. Except for liabilities
                 ------------------------------------
     incurred in connection with this Agreement or the Option Agreement or the transactions contemplated hereby or thereby and except as disclosed in the INS SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "INS Filed SEC Documents") or as disclosed in the Audited 1999 Financials, since June 27, 1999, INS and its subsidiaries have conducted their business only in the ordinary course, and since such date there has not been (1) any material adverse change in INS, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of INS's capital stock (other than as expressly permitted by the terms of Section 4.01(a)(i)(C)), (3) any split, combination or reclassification of any of INS's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of INS's capital stock, (4) (A) any granting by INS or any of its subsidiaries to any current or former director, executive officer or other employee of INS or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent financial statements included in the INS Filed SEC Documents and other than as expressly permitted by the terms of Section 4.01(a)(ii), (B) any granting by INS or any of its subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, except to non-key employees in the ordinary course of business consistent with past practice, (C) any entry by INS or any of its subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, except with non-key employees in the ordinary course of business consistent with past practice or (D) any amendment to, or modification of, any INS Stock Option, (5) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by INS or any of its subsidiaries materially affecting their respective assets, liabilities or businesses, (6) any tax election that individually or in the aggregate is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of INS or any of its subsidiaries or (7) any settlement or compromise of any material income tax liability.

          (h)    Litigation.  There is no suit, action or proceeding pending or,
                 ----------
     to the knowledge of INS, threatened against or affecting INS or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on INS nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against INS or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on INS; provided that for purposes of this paragraph (h) any such suit, action, proceeding, judgment, decree, injunction, rule or order arising after the date hereof shall not be deemed to have a material adverse effect on INS if and to the extent such suit, action, proceeding, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement or the transactions contemplated hereby.

          (i)    Compliance with Applicable Laws.  (i) INS and its subsidiaries
                 -------------------------------
     hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the "INS Permits") that are required for them to own, lease or operate their assets and to carry on their businesses, except where the failure to have any such INS Permits individually or in the aggregate is not reasonably likely to have a material adverse effect on INS. INS and its subsidiaries are in compliance in all material respects with the terms of the INS Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a material adverse effect on INS. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to INS or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of INS, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not (A) reasonably likely to have a material adverse effect on INS or (B) reasonably likely to impair the ability of INS to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement; provided that for
                                                             --------
     purposes of this paragraph (i)(i) any such action, demand, requirement or investigation or any such suit, action or proceeding arising after the date hereof shall not be deemed to have a material adverse effect on INS if and to the extent such action, demand, requirement or investigation or such suit, action or proceeding (or any relevant part thereof) is based on this Agreement or the transactions contemplated hereby.

          (ii) To INS's knowledge and except as is not, individually or in the aggregate, reasonably likely to have a material adverse effect on INS, (A) there have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by INS or any of its subsidiaries, (B) neither INS nor any of its subsidiaries is the subject of any pending or threatened investigation or proceeding under

     Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by INS or any of its subsidiaries and (C) neither INS nor any of its subsidiaries has assumed or otherwise agreed to be responsible for any liabilities arising under Environmental Law. The term "Environmental Law" means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment. The term "Hazardous Materials" means all explosive or regulated radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated under any Environmental Law. The term "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

          (j)    Absence of Changes in Benefit Plans.  Since the date of the
                 -----------------------------------
     most recent audited financial statements included in the INS Filed SEC Documents, there has not been any adoption or amendment by INS or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of INS or any of its wholly owned subsidiaries (collectively, the "INS Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any INS pension plans, or any change in the manner in which contributions to any INS pension plans are made or the basis on which such contributions are determined.

          (k)    ERISA Compliance.  (i)  With respect to the INS Benefit Plans,
                 -----------------
     no event has occurred and, to the knowledge of INS, there exists no condition or set of circumstances, in connection with which INS or any of its subsidiaries could be subject to any liability that individually or in the aggregate is reasonably likely to have a material adverse effect on INS under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

          (ii) Each INS Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any INS Benefit Plan that individually or in the aggregate are not reasonably likely to have a material adverse effect on INS. INS, its subsidiaries and all the INS Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate are not reasonably likely to have a material adverse effect on INS. Each INS Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any INS Benefit Plan that is intended to be exempt from federal income taxation under
     Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of INS, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to materially adversely affect the qualified status of any such INS Benefit Plan or the exempt status of any such trust. There are no pending or, to the knowledge of INS, threatened lawsuits, claims, grievances, investigations or audits of any INS Benefit Plan that, individually or in the aggregate, are reasonably likely to have a material adverse effect on INS.

          (iii)  No INS Benefit Plan is a "defined benefit" plan (as defined in
     Section 3(35) of ERISA) or is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code and neither INS nor any of its subsidiaries has incurred any liability under Title IV of ERISA which has not been satisfied in full. No INS Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. No INS Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA and neither INS nor any of its subsidiaries or affiliates (as defined in Section 8.03) has been required to contribute to any such multiemployer plan in the past six years.

          (iv) INS and its subsidiaries are in compliance with all federal, state and local requirements regarding employment, except for any failures to comply that individually or in the aggregate are not reasonably likely to have a material adverse effect on INS. Neither INS nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by INS or any of its subsidiaries and no collective bargaining agreement is being negotiated by INS or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against INS or any of its subsidiaries pending or, to the knowledge of INS, threatened which may interfere with the respective business activities of INS or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate is not reasonably likely to have a material adverse effect on INS. As of the date of this Agreement, to the knowledge of INS, none of INS, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective business of INS or any of its subsidiaries, and there is no charge or complaint against INS or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, in each case except where such actions, charges or complaints, individually or in the aggregate, are not reasonably likely to have a material adverse effect on INS.

          (v) No employee of INS will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any INS Benefit Plan as a result of the transactions contemplated by this Agreement, the Option Agreement or the Stockholder Agreement. No amount payable, or economic benefit provided, by INS or its subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code. No person is entitled to receive any additional payment from INS or its subsidiaries or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999 of the Code is imposed on such person. The Board of Directors of INS or any of its subsidiaries has not granted to any person any right to receive any Parachute Gross-Up Payment.

          (vi) Except as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, no INS Benefit Plan provides post-retirement health insurance plans, the total cost of which is not incurred by the former employee.

          (l)    Taxes.  (i)  Each of INS and its subsidiaries has filed all
                 -----
     material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate are not reasonably likely to have a material adverse effect on INS. INS and each of its subsidiaries has paid (or INS has paid on its behalf) all taxes shown as due on such returns, and the Audited 1999 Financials reflect an adequate reserve for all taxes payable by INS and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against INS or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a material adverse effect on INS. The federal income tax returns of INS and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

          (iii) Neither INS nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (iv) The INS Benefit Plans and other INS employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by INS or any of its subsidiaries under any such plan or arrangement and, to the knowledge of INS, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts.

          (v) Neither INS nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code
     (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (vi) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

          (m)   Voting Requirements.  The affirmative vote of the holders of a
                -------------------
     majority of the voting power of all outstanding shares of INS Common Stock at the INS Stockholders Meeting to adopt this Agreement (the "INS Stockholder Approval") is the only vote of the holders of any class or series of INS's capital stock necessary to approve and adopt this Agreement, the Option Agreement and the transactions contemplated hereby and thereby.

          (n)   State Takeover Statutes.  The Board of Directors of INS
                -----------------------
     (including the disinterested directors thereof) has approved the terms of this Agreement, the Option Agreement and the Stockholder Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement and such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement by the INS Board of Directors under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that such
     Section 203 does not apply to Lucent in connection with the Merger and the other transactions contemplated by this Agreement, the

     Option Agreement and the Stockholder Agreement. To the knowledge of INS, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby, by the Option Agreement and by the Stockholder Agreement.

          (o)   Accounting Matters.  Neither INS nor any of its affiliates has
                ------------------
     taken, failed to take or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

          (p)   Brokers.  No broker, investment banker, financial advisor or
                -------
     other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by INS, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreement based upon arrangements made by or on behalf of INS. INS has furnished to Lucent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

          (q)   Opinion of Financial Advisor.  INS has received the written
                ----------------------------
     opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of INS (other than Lucent and its affiliates), a signed copy of which opinion has been or promptly will be delivered to Lucent.

          (r)   Intellectual Property; Year 2000.  (i)  INS and its subsidiaries
                --------------------------------
     own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights") which are material to the conduct of the business of INS and its subsidiaries.

          (ii) To the knowledge of INS, neither INS nor any of its subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have a material adverse effect on INS. Neither INS nor any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that INS or any such subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved. To INS's knowledge, no other person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of INS or any of its subsidiaries, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have a material adverse effect on INS.

          (iii) As the business of INS and its subsidiaries is presently conducted and proposed to be conducted without giving effect to any change with respect thereto that may be made by Lucent, to INS's knowledge, Lucent's use after the Closing of the Intellectual Property Rights which are material to the conduct of the business of INS and its subsidiaries taken as a whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights of any other person.

          (iv) INS has taken reasonable steps to protect INS's rights in INS's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to INS, and, without limiting the foregoing, INS has and enforces a policy requiring (x) each employee to execute a proprietary information/confidentiality agreement substantially in the form provided to Lucent and (y) each contractor to enter into an agreement containing provisions protecting INS's Intellectual Property and confidential information, and all current and former employees and contractors of INS have executed such agreements, except where the failure to do so is not reasonably expected to be material to INS.

          (v) INS has substantially completed a program directed at ensuring that its and its subsidiaries' software products (including prior and current software products and technology and software products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms that is or are year 2000 compliant, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and (ii) accurately processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations and that, to the knowledge of INS, all other non-INS products (e.g., hardware, software and firmware) used by INS in or in combination with INS software products, properly exchange data with INS software products. In addition, INS has taken the necessary steps to ensure that operations and all material systems utilized to support such operations will not be materially adversely impacted by the year 2000 date change or any other date change. INS further represents and warrants: (i) the accuracy of year 2000 product information provided on its external website; and (ii) that based on all currently available information, INS believes it has sufficient resources to complete all necessary customer year 2000 upgrades.

          (s)   Certain Contracts.  Neither INS nor any of its subsidiaries is a
                -----------------
     party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of INS and its subsidiaries is conducted.

          (t)   Title to Properties.  (i)  Section 3.01(t) of the INS Disclosure
                -------------------
     Schedule sets forth a true and complete list of all material real property and leasehold property owned or leased by INS or any of its subsidiaries with required payments of over $400,000 per annum. Each of INS and its subsidiaries has good and valid title to, or valid leasehold interests in or valid rights to, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate do not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which

     INS or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that individually or in the aggregate do not materially interfere with the ability of INS and its subsidiaries to conduct their respective businesses as currently conducted.

          (ii) Each of INS and its subsidiaries has complied in all material respects with the terms of all leases listed in Section 3.01(t) of the INS Disclosure Schedule to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of INS and its subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate is not reasonably likely to have a material adverse effect on INS.

          (u)   INS Rights Agreement.  The Board of Directors of INS has
                --------------------
     authorized its management to adopt a rights plan on customary terms (the "INS Rights Agreement") granting rights ("INS Rights") to stockholders of INS. The terms of the INS Rights Agreement will provide that (i) it is inapplicable to the Merger and the other transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement, (ii) (1) neither Lucent nor Sub is deemed to be an Acquiring Person (as such term is to be defined in the INS Rights Agreement) pursuant to the INS Rights Agreement and (2) a Distribution Date, a Triggering Event or Stock Acquisition Date (as such terms are to be defined in the INS Rights Agreement) does not occur solely by reason of the execution and delivery of this Agreement, the Option Agreement, the Stockholder Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement and (iii) the Acquiring Person threshold is 15%, and INS agrees that the foregoing provisions of the INS Rights Agreement may not be amended by INS without the prior written consent of Lucent.

          SECTION 3.02.  Representations and Warranties of Lucent and Sub.
                         ------------------------------------------------
Except as disclosed in the Lucent Filed SEC Documents or as set forth on the Disclosure Schedule delivered by Lucent to INS prior to the execution of this Agreement (the "Lucent Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Lucent and Sub represent and warrant to INS as follows:

          (a)   Organization, Standing and Corporate Power. Each of Lucent and
                ------------------------------------------
     Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Lucent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on Lucent. Lucent has made available to INS prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

          (b)   Capital Structure.  The authorized capital stock of Lucent
                -----------------
     consists of 6 billion shares of Lucent Common Stock and 250 million shares of preferred stock, par value $1.00 per share, of Lucent ("Lucent Authorized Preferred Stock"), of which 15 million shares have been designated Series A Junior Participating Preferred Stock (the "Lucent Junior Preferred Stock"). As of June 30, 1999, (i) approximately 3 billion shares of Lucent Common Stock were issued and outstanding, (ii) no shares of Lucent Junior Preferred Stock were issued and outstanding and (iii) other than the Lucent Junior Preferred Stock, no other shares of Lucent Authorized Preferred Stock have been designated or issued. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Lucent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Lucent may vote are issued or outstanding. All outstanding shares of capital stock of Lucent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Lucent has made available to INS a complete and correct copy of the Rights Agreement dated as of April 4, 1996, as amended (the "Lucent Rights Agreement") between Lucent and The Bank of New York, as Rights Agent, relating to rights ("Lucent Rights") to purchase Lucent Junior Preferred Stock.

          (c)   Authority; Noncontravention.  Each of Lucent and Sub has all
                ---------------------------
     requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Lucent has all requisite corporate power and authority to enter into the Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by Lucent and Sub, and the execution and delivery of the Option Agreement by Lucent, and the consummation by Lucent and Sub of the transactions contemplated by this Agreement and the consummation by Lucent of the transactions contemplated by the Option Agreement have been duly authorized by all necessary corporate action on the part of Lucent and Sub, as applicable. This Agreement has been duly executed and delivered by Lucent and Sub and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Lucent and Sub, enforceable against each of them in accordance with its terms. The Option Agreement has been duly executed and delivered by Lucent, and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Lucent, enforceable against Lucent in accordance with its terms. The execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Lucent or Sub under, (i) the certificate of incorporation or by-laws of Lucent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to Lucent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case, applicable to Lucent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a material adverse effect on Lucent, (y) impair the ability of Lucent or Sub to perform its obligations under this Agreement or, in the case of Lucent, to perform its obligations under the Option Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or, in the case of Lucent, the Option Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Lucent or Sub in connection with the execution and delivery of this Agreement by Lucent and Sub or the execution and delivery of the Option Agreement by Lucent or the consummation by Lucent and Sub of the transactions contemplated by this Agreement or the consummation by Lucent of the transactions contemplated by the Option Agreement, except for (1) the filing of a premerger notification and report form by Lucent under the HSR Act and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Option Agreement and the Stockholder Agreement and the transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Lucent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of Lucent Common Stock that are to be issued in the Merger to be listed on the NYSE; and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to (x) have a material adverse effect on Lucent, (y) impair the ability of Lucent or Sub to perform its obligations under this Agreement or, in the case of Lucent, to perform its obligations under the Option Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or, in the case of Lucent, the Option Agreement.

          (d)   SEC Documents; Undisclosed Liabilities. Lucent has filed all
                --------------------------------------
     required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since October 1, 1997 (collectively, the "Lucent SEC Documents"). As of their respective dates, the Lucent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Lucent SEC Documents, and none of the Lucent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Lucent SEC Document has been revised or superseded by a later filed Lucent SEC Document, none of the Lucent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Lucent included in the Lucent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Lucent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the Option Agreement or the transactions contemplated hereby or thereby, neither Lucent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, are reasonably likely to have a material adverse effect on Lucent.

          (e)   Information Supplied.  None of the information supplied or to be
                --------------------
     supplied by Lucent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the INS Proxy Statement will, at the date it is first mailed to INS's stockholders or at the time of the INS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Lucent with respect to statements made or incorporated by reference therein based on information supplied by INS specifically for inclusion or incorporation by reference in the Form S-4.

          (f)   Absence of Certain Changes or Events. Except  for liabilities
                ------------------------------------
     incurred in connection with this Agreement, the Option Agreement or the Stockholder Agreement or the transactions contemplated hereby or thereby and except as disclosed in the Lucent SEC Documents filed and publicly available prior to the date of this Agreement (the "Lucent Filed SEC Documents"), since March 31, 1999, Lucent and its subsidiaries have conducted their business only in the ordinary course, and there has not been any material adverse change in Lucent.

          (g)   Voting Requirements.  No vote of the holders of shares of Lucent
                -------------------
     Common Stock or any other class or series of capital stock of Lucent is necessary to approve and adopt this Agreement, the Option Agreement and the Stockholder Agreement and the transactions contemplated hereby and thereby.

          (h)   Tax Matters.  Neither Lucent nor any of its subsidiaries has
                -----------
     taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (i)   Interim Operations of Sub.  Sub was formed solely for the
                -------------------------
     purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (j)   Litigation.  There is no suit, action or proceeding pending, or
                ----------
     to the knowledge of Lucent, threatened against or affecting Lucent or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Lucent nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Lucent or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on Lucent; provided that, for purposes of this
                                        --------
     paragraph (j), any such suit, action, proceeding, judgment, decree, injunction, rule or order arising after the date hereof shall not be deemed to have a material adverse effect on Lucent if and to the extent such suit, action proceeding, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement, the Option Agreement or the transactions contemplated hereby or thereby.


                                  ARTICLE IV

                   Covenants Relating to Conduct of Business
                   -----------------------------------------

          SECTION 4.01.  Conduct of Business.  (a)  Conduct of Business by INS.
                         --------------------       --------------------------
Except as set forth in Section 4.01(a) of the INS Disclosure Schedule, as otherwise expressly contemplated by this Agreement or the Option Agreement or as consented to in writing by Lucent, during the period from the date of this Agreement to the Effective Time, INS shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to (x) preserve intact their current business organizations, (y) keep available the services of their current officers and other key employees and (z) preserve their relationships with those persons having business dealings with them, in each case to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, INS shall not, and shall not permit any of its subsidiaries to:

          (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of INS to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of INS or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than pursuant to (A) the exercise of existing stock repurchase rights outstanding as of the date hereof in accordance with the present terms of the INS Stock Plans, (B) a claim made against the escrow fund established in connection with INS's acquisition of VitalSigns Software, Inc. in accordance with the present terms of the escrow fund or (C) the declaration and payment of a dividend consisting of INS Rights in connection with the implementation of the INS Rights Agreement;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (w) the issuance of the INS Rights, (x) the issuance of INS Stock Options granted consistent with past practice to employees (other than executive officers) of INS representing in the aggregate not more than 1,200,000 shares of INS Common Stock (net of INS Stock Option cancelations), if issued within the three month period commencing on the date of this Agreement and, if applicable, up to an additional 400,000 shares of INS Common Stock (net of INS Stock Option cancelations) per month for each month thereafter, (y) the issuance of INS Common Stock upon the exercise of (A) INS Stock Options, (B) the Warrant and (C) the INS Rights, in each case outstanding as of the date hereof in accordance with their present terms, or upon the exercise of the INS Stock Options referred to in clause (x) in accordance with their terms or (z) the issuance of INS Common Stock pursuant to the ESPP in accordance with its present terms and not in violation of this Agreement;

          (iii) amend INS's certificate of incorporation, by-laws or other comparable organizational documents;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any person;

          (v) sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

          (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of INS or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between INS and any of its subsidiaries or between such subsidiaries, or (y) make any loans, advances or capital contributions to, or investments in, any other person, except for employee loans or employee advances made in the ordinary course of business consistent with past practice;

          (vii) make or agree to make any new capital expenditure or expenditures which, individually, are in excess of $1.0 million or, in the aggregate, are in excess of $5.0 million;

          (viii) make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of INS or any of its subsidiaries or settle or compromise any material income tax liability;

          (ix)    (x)   pay, discharge, settle or satisfy any material claims,
     liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Audited 1999 Financials or incurred since the date of such financial statements, or (y) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality, standstill or similar agreement to which INS or any of its subsidiaries is a party or of which INS or any of its subsidiaries is a beneficiary;

          (x) except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, enter into, adopt or amend or terminate any INS Benefit Plan or any other agreement, plan or policy involving INS or its subsidiaries, and one or more of its directors, officers or employees, or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

          (xi) except for normal increases in the ordinary course of business consistent with past practice or as contemplated hereby or by the terms of any employment agreement the existence of which does not constitute a violation of this Agreement, increase the cash compensation of any director, officer or other employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

          (xii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the

     Intellectual Property Rights of INS and its subsidiaries other than in the ordinary course of business consistent with past practices; provided that in no event shall INS license on an exclusive basis or sell any Intellectual Property Rights of INS and its subsidiaries;

          (xiii) enter into or amend any agreements pursuant to which any person is granted exclusive marketing, manufacturing or other rights with respect to any INS product, process or technology;

          (xiv)   take any action that would, or that is reasonably likely to,
     (A) result in any representation or warranty made by INS becoming untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied or (B) result in any other condition to the Merger set forth in Article VI not being satisfied; or

          (xv) authorize, commit or agree to take any of the foregoing actions.

          (b)     Advice of Changes.  INS and Lucent shall promptly advise the
                  -----------------
other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (and, in the case of Lucent, made by Sub) contained in this Agreement or the Option Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.02(a) or Section 6.03(a), respectively, would not be satisfied, (ii) the failure by it (and, in the case of Lucent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Option Agreement and (iii) any change or event causing, or which is reasonably likely to cause, any of the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification
                                   --------  -------
shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Option Agreement.

          SECTION 4.02.  No Solicitation by INS.  (a)  INS shall not, nor shall
                         ----------------------
it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any
                                              --------  -------
time prior to the date of the INS Stockholders Meeting (the "Applicable Period"), the Board of Directors of INS determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to INS's stockholders under applicable law, INS and its representatives may, in response to a Superior Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 4.02(a), and subject to providing prior written notice of its decision to take such action to Lucent (a "Section 4.02 Notice") and compliance with Section 4.02(c), (x) furnish information with respect to INS and its subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by INS after consultation with its outside counsel) and
(y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of INS and its subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of INS or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class or series of equity securities of INS or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving INS or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Neither the Board of Directors of INS nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Lucent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing (each, an "Acquisition Agreement") related to any Takeover Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence in order to facilitate such action. Notwithstanding the foregoing, during the Applicable Period, in response to a Superior Proposal which was not solicited by INS and which did not otherwise result from a breach of Section 4.02(a), if the Board of Directors of INS determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to INS's stockholders under applicable law, the Board of Directors of INS may (subject to this and the following sentence) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause INS to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is during the Applicable Period and is after the tenth business day following Lucent's receipt of written notice advising Lucent that the Board of Directors of INS is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of INS Common Stock then outstanding or all or substantially all the assets of INS and otherwise on terms which the Board of Directors of INS determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to INS's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of INS, is reasonably capable of being obtained by such third party.

          (c)    In addition to the obligations of INS set forth in paragraphs
(a) and (b) of this Section 4.02, INS shall promptly (and no later than 48 hours) advise Lucent orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal, the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the person making such request, inquiry or Takeover Proposal. INS will promptly keep Lucent informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Takeover Proposal.

          (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit INS from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to INS's stockholders if, in the good faith judgment of the Board of Directors of INS, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither INS nor its Board of Directors
                --------  -------
nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.


                                   ARTICLE V

                             Additional Agreements
                             ---------------------

          SECTION 5.01.  Preparation of the Form S-4 and the INS Proxy
                         ---------------------------------------------
Statement; INS Stockholders Meeting.  (a)  As soon as practicable following the
------------------------------------
date of this Agreement, Lucent and INS shall prepare and INS shall file with the SEC the INS Proxy Statement and Lucent and INS shall prepare and Lucent shall file with the SEC the Form S-4, in which the INS Proxy Statement will be included as a prospectus. Each of INS and Lucent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. INS will use all reasonable efforts to cause the INS Proxy Statement to be mailed to INS's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Lucent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Lucent Common Stock in the Merger and INS shall furnish all information concerning INS and the holders of capital stock of INS as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the INS Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Lucent, or the INS Proxy Statement will be made by INS, without providing the other party a reasonable opportunity to review and comment thereon. Lucent will advise INS, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Lucent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. INS will advise Lucent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the INS Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to INS or Lucent, or any of their respective affiliates, officers or directors, should be discovered by INS or Lucent which should be set forth in an amendment or supplement to any of the Form S-4 or the INS Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of INS.

          (b) INS shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "INS Stockholders Meeting") solely for the purpose of obtaining the INS Stockholder Approval. INS shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its right to terminate this Agreement pursuant to Section 4.02(b), INS agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to INS of any Takeover Proposal.

          SECTION 5.02.  Letters of INS's Accountants. (a)  INS shall use
                         ----------------------------
reasonable efforts to cause to be delivered to Lucent two letters from INS's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Lucent, in form and substance reasonably satisfactory to Lucent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) INS shall provide all reasonable cooperation to each of Lucent's independent public accountants and INS's independent public accountants to enable them to issue the letters referred to in Section 6.02(d) and shall use all reasonable efforts to cause them to do so.

          SECTION 5.03.  Letters of Lucent's Accountants. (a) Lucent shall use
                         -------------------------------
reasonable efforts to cause to be delivered to INS two letters from Lucent's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to INS, in form and substance reasonably satisfactory to INS and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) Lucent shall provide all reasonable cooperation to each of Lucent's independent public accountants and INS's independent public accountants to enable them to issue the letters referred to in Section 6.02(d) and shall use all reasonable efforts to cause them to do so, unless Section 6.02(d) is otherwise waived by Lucent.

          SECTION 5.04.  Access to Information; Confidentiality.  Upon
                         --------------------------------------
reasonable notice and subject to the Confidentiality Agreement dated April 23, 1999, between Lucent and INS (the "Confidentiality Agreement"), INS shall, and shall cause each of its subsidiaries to, afford to Lucent and to its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, INS shall, and shall cause each of its subsidiaries to, furnish promptly to Lucent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Lucent may reasonably request (including INS's outside accountants work papers). INS shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Lucent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

          SECTION 5.05.  Commercially Reasonable Efforts.  (a)  Upon the terms
                         -------------------------------
and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Option Agreement or the Stockholder Agreement or the consummation of the transactions contemplated by this Agreement, the Option Agreement or the Stockholder Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, the Option Agreement and the Stockholder Agreement.

          (b) In connection with and without limiting the foregoing, INS and its Board of Directors and Lucent and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Option Agreement, the Stockholder Agreement or any of the other transactions contemplated by this

Agreement, the Option Agreement or the Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Option Agreement, the Stockholder Agreement or any other transaction contemplated by this Agreement, the Option Agreement or the Stockholder Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Option Agreement and the Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement.

          SECTION 5.06.  Stock Options.  (a)  As soon as practicable following
                         -------------
the date of this Agreement, the Board of Directors of INS (or, if appropriate, any committee thereof administering the INS Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding INS Stock Options granted under the INS Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each INS Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such INS Stock Option the number of shares of Lucent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of INS Common Stock subject to such INS Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, at an exercise price per share of Lucent Common Stock (rounded to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of such INS Common Stock immediately prior to the Effective Time divided by (y) the Exchange Ratio (each, as so adjusted, an "Adjusted Option"); and

          (ii) make such other changes to the INS Stock Plans as INS and Lucent may agree are appropriate to give effect to the Merger.

          (b) As soon as practicable after the Effective Time, Lucent shall deliver to the holders of INS Stock Options appropriate notices setting forth such holders' rights pursuant to the respective INS Stock Plans and the agreements evidencing the grants of such INS Stock Options and that such INS Stock Options and agreements shall be assumed by Lucent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

          (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by following procedures to be communicated by Lucent with the notice contemplated by Section 5.06(b), together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related INS Stock Plan.

          (d) Except as otherwise contemplated by this Section 5.06 and except to the extent required under the respective terms of the INS Stock Options or under the respective terms of the change of control agreements with certain employees of INS as in effect on the date hereof, all restrictions or limitations on transfer and vesting with respect to INS Stock Options awarded under the INS Stock Plans or any other plan, program or arrangement of INS or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Lucent as set forth above.

          (e) After the Closing and within five business days after receipt by Lucent of all required information from INS, Lucent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Lucent Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as the Adjusted Options remain outstanding. INS shall cooperate with, and assist Lucent in the preparation of, such registration statement.

          (f) INS shall take, or cause to be taken, all action necessary to amend the ESPP to terminate the ESPP and all future offering periods thereunder, in each case, effective as of the date that is five business days prior to the Closing Date. Within one month after the Closing Date, employees of INS will become eligible to participate in Lucent's employee stock purchase plan, subject to the terms and conditions of such plan.

          SECTION 5.07.  Employee Matters.  (a)  As soon as practicable after
                         ----------------
the Closing Date (the "Benefits Date"), Lucent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of INS that are the same as those made generally available to similarly situated non-represented employees of Lucent who are hired by Lucent after December 31, 1998. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of Lucent), Lucent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of INS (other than equity-based plans, programs and arrangements) provided to employees of INS as of the date hereof.

          (b) With respect to each benefit plan, program, practice, policy or arrangement maintained by Lucent (the "Lucent Plans") in which employees of INS subsequently participate, (i) service with INS and its subsidiaries prior to the Effective Time shall be credited against all service and waiting period requirements under the Lucent Plans (provided that such recognition shall not be for the purpose of determining (x) retirement benefits under Lucent's defined benefit pension plans (unless otherwise required by law) or (y) any Lucent subsidy under Lucent's retiree health plans), (ii) the Lucent Plans shall not provide any pre-existing condition exclusions and (iii) the deductibles, copayments and out-of-pocket maximums in effect under the Lucent Plans shall be reduced by any deductibles, copayments and out-of-pocket maximums paid by such individuals under the INS Benefit Plans for the plan year in which the Effective Time occurs.

          SECTION 5.08.  Indemnification, Exculpation and Insurance.  (a)
                         ------------------------------------------
Lucent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of INS and its subsidiaries as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of INS (as each is in effect on the date hereof), the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Lucent shall cause the Surviving Corporation to honor all such rights.

          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or otherwise dissolves the Surviving Corporation, then, and in each such case, Lucent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.08.

          (c) Lucent shall, at its option, for a period of not less than six years after the Effective Time, either (i) maintain INS's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O Insurance") with respect to those persons who are currently covered by INS's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided by a reputable insurance company coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 200% amount the "Maximum Premium"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, Lucent will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. INS represents that the Maximum Premium is $350,000.

          (d) The provisions of this Section 5.08 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          SECTION 5.09.  Fees and Expenses.  (a)  All fees and expenses incurred
                         ------------------
in connection with the Merger, this Agreement, the Option Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of

Lucent and INS shall bear and pay one-half of (1) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the INS Proxy Statement (including SEC filing fees) and (2) the filing fees for the premerger notification and report forms under the HSR Act. Lucent shall file any return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of INS's real property (collectively, the "Real Estate Transfer Taxes") as a result of the Merger (other than any such taxes that are solely the obligations of a stockholder of INS, in which case INS shall pay any such taxes). INS shall cooperate with Lucent in the filing of such returns including, in the case of INS, supplying in a timely manner a complete list of all real property interests held by INS and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of INS subject to the Real Estate Transfer Taxes shall be as agreed to between Lucent and INS.

          (b) In the event that (1) a bona fide Takeover Proposal shall have been made known to INS or any of its subsidiaries or has been made directly to the stockholders of INS generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by either Lucent or INS pursuant to Section 7.01(b)(i) or (ii) or (2) this Agreement is terminated (x) by INS pursuant to Section 7.01(f) or (y) by Lucent pursuant to Section 7.01(d), then INS shall promptly, but in no event later than the date of such termination, pay Lucent a fee equal to $110 million (the "Termination Fee"), payable by wire transfer of same day funds; provided,
                                                                     --------
however, that no Termination Fee shall be payable to Lucent pursuant to clause
-------
(1) of this paragraph (b) or pursuant to a termination by Lucent pursuant to
Section 7.01(d) unless and until within 15 months of such termination INS or any of its subsidiaries enters into any Acquisition Agreement or consummates any Takeover Proposal (for the purposes of the foregoing proviso the terms "Acquisition Agreement" and "Takeover Proposal" shall have the meanings assigned to such terms in Section 4.02 except that the references to "15%" in the definition of "Takeover Proposal" in Section 4.02(a) shall be deemed to be references to "35%" and "Takeover Proposal" shall only be deemed to refer to a transaction involving INS, or with respect to assets (including the shares of any subsidiary), INS and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), in which event the Termination Fee shall be payable upon the first to occur of such events. INS acknowledges that the agreements contained in this Section 5.09(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements Lucent would not enter into this Agreement; accordingly, if INS fails promptly to pay the amount due pursuant to this Section 5.09(b), and, in order to obtain such payment, Lucent commences a suit which results in a judgment against INS for the fee set forth in this Section 5.09(b), INS shall pay to Lucent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          SECTION 5.10.  Public Announcements.  Lucent and INS will consult with
                         ---------------------
each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, the Option Agreement and the Stockholder Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, the SEC, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 5.11.  Affiliates.  INS shall deliver to Lucent at least 30
                         -----------
days prior to the Closing Date, a letter identifying all persons who are, at the time of such letter, "affiliates" of INS for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. INS shall use reasonable efforts to cause each such person to deliver to Lucent at least 30 days prior to the Closing Date, a written agreement substantially in the form attached as Exhibit A hereto. Lucent shall use reasonable efforts to cause all persons who are "affiliates" of Lucent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to deliver to INS at least 30 days prior to the Closing

Date, a written agreement complying with the fourth paragraph of Exhibit A hereto.

          SECTION 5.12.  Listings.  Lucent shall use reasonable efforts to cause
                         ---------
the Lucent Common Stock issuable in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date. INS shall use reasonable efforts to cause the shares of INS Common Stock to be issued pursuant to the Option Agreement to be approved for quotation on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

          SECTION 5.13.  Litigation.  INS shall give Lucent the opportunity to
                         -----------
participate in the defense of any litigation against INS and/or its directors relating to the transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement.

          SECTION 5.14.  Tax Treatment.  Each of Lucent and INS shall use
                         --------------
reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c), including the execution of the letters of representation referred to therein.

          SECTION 5.15.  Pooling of Interests.  Each of INS and Lucent shall use
                         ---------------------
reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, the Option Agreement and the Stockholder Agreement to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and each of INS and Lucent agrees that it shall take no action that would cause such accounting treatment not to be obtained.

          SECTION 5.16.  Stockholder Agreement Legend.  INS will inscribe upon
                         -----------------------------
any certificate representing Subject Shares (as defined in the Stockholder Agreement) tendered by the Stockholder (as defined in the Stockholder Agreement) in connection with any proposed transfer of any Subject Shares by the Stockholder in accordance with the terms of the Stockholder Agreement the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF INTERNATIONAL NETWORK SERVICES, REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF AUGUST 9, 1999, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL

EXECUTIVE OFFICES OF INTERNATIONAL NETWORK SERVICES."; and INS will return such certificate containing such inscription to the Stockholder within three business days following INS's receipt thereof.

          SECTION 5.17.  Rights Agreement.  INS's Board of Directors shall not,
                         -----------------
without the prior written consent of Lucent, (a) amend the INS Rights Agreement after it is adopted or (b) take any action with respect to, or make any determination under, the INS Rights Agreement, including, a redemption of the INS Rights or any action to facilitate a Takeover Proposal.


                                  ARTICLE VI

                             Conditions Precedent
                             --------------------

          SECTION 6.01.  Conditions to Each Party's Obligation To Effect the
                         ---------------------------------------------------
Merger.  The respective obligation of each party to effect the Merger is subject
-------
to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)  INS Stockholder Approval.  The INS Stockholder Approval shall
               -------------------------
     have been obtained.

          (b)  HSR Act.  The waiting period (and any extension thereof)
               --------
     applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c)  No Litigation.  No judgment, order, decree, statute, law,
               --------------
     ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger, (ii) prohibiting or limiting the ownership or operation by INS or Lucent and their respective subsidiaries of any material portion of the business or assets of INS or Lucent and their respective subsidiaries taken as a whole, or compelling INS or Lucent and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of INS or Lucent and their respective subsidiaries taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement, the

     Option Agreement or the Stockholder Agreement or (iii) which otherwise is reasonably likely to have a material adverse effect on INS or Lucent, as applicable; provided, however, that each of the parties shall have used its
                 --------  -------
     reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d)  Form S-4.  The Form S-4 shall have become effective under the
               ---------
     Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e)  NYSE Listing.  The shares of Lucent Common Stock issuable to
               -------------
     INS's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          SECTION 6.02.  Conditions to Obligations of Lucent and Sub.  The
                         --------------------------------------------
obligation of Lucent and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a)  Representations and Warranties.  The representations and
               -------------------------------
     warranties of INS set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on INS. Lucent shall have received a certificate signed on behalf of INS by the chief executive officer of INS to such effect.

          (b)  Performance of Obligations of INS.  INS shall have performed in
               ----------------------------------
     all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Lucent shall have received a certificate signed on behalf of INS by the chief executive officer of INS to such effect.

          (c)  Tax Opinions.  Lucent shall have received from Cravath, Swaine &
               -------------
     Moore, counsel to Lucent, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Lucent, Sub and INS, in each case, in form and substance reasonably satisfactory to such tax counsel.

          (d)  Pooling Letters.  Each of Lucent and INS shall have received
               ----------------
     letters, dated as of the Closing Date, in each case addressed to Lucent and INS, from PricewaterhouseCoopers LLP stating in substance that PricewaterhouseCoopers LLP concurs with the conclusion of Lucent's and INS's management that no conditions exist that would preclude accounting for the merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          SECTION 6.03.  Conditions to Obligations of INS. The obligation of INS
                         ---------------------------------
to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a)  Representations and Warranties.  The representations and
               -------------------------------
     warranties of Lucent and Sub set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Lucent. INS shall have received a certificate signed on behalf of Lucent by an authorized signatory of Lucent to such effect.

          (b)  Performance of Obligations of Lucent and Sub.  Lucent and Sub
               ---------------------------------------------
     shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. INS shall have received a certificate signed on behalf of Lucent by an authorized signatory of Lucent to such effect.

          (c)  Tax Opinions.  INS shall have received from Wilson Sonsini
               -------------
     Goodrich & Rosati, counsel to INS, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of INS, Sub and Lucent, in each case, in form and substance reasonably satisfactory to such tax counsel.

          SECTION 6.04.  Frustration of Closing Conditions. None of Lucent, Sub
                         ----------------------------------
or INS may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement, as required by and subject to Section 5.05.


                                  ARTICLE VII

                       Termination, Amendment and Waiver
                       ---------------------------------

          SECTION 7.01.  Termination.  This Agreement may be terminated at any
                         ------------
time prior to the Effective Time, whether before or after the INS Stockholder
Approval:

          (a) by mutual written consent of Lucent, Sub and INS;

          (b) by either Lucent or INS:

               (i) if the Merger shall not have been consummated by April 30, 2000; provided, however, that the right to terminate this Agreement
                --------  -------
          pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) if the INS Stockholder Approval shall not have been obtained at an INS Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

               (iii) if any Restraint having any of the effects set forth in
          Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this
                         --------
          Agreement pursuant to this Section 7.01(b)(iii) shall have used reasonable efforts to prevent the entry of and to remove such Restraint;

          (c) by Lucent, if INS shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and (B) is incapable of being or has not been cured by INS within 30 calendar days after giving written notice to INS of such breach or failure to perform;

          (d) by Lucent, if INS or any of its directors or officers shall participate in discussions or negotiations in breach of Section 4.02;

          (e) by INS, if Lucent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and (B) is incapable of being or has not been cured by Lucent within 30 calendar days after the giving of written notice to Lucent of such breach or failure to perform; or

          (f) by INS in accordance with Section 4.02(b); provided that, in order
                                                         --------
     for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, INS shall have complied with all provisions of Section 4.02, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 5.09.

          SECTION 7.02.  Effect of Termination.  In the event of termination of
                         ----------------------
this Agreement by either INS or Lucent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Lucent or INS, other than the provisions of Section 3.01(p), the last sentence of Section 5.04, Section 5.09, this Section 7.02 and
Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.03.  Amendment.  This Agreement may be amended by the
                         ----------
parties at any time before or after the INS Stockholder Approval; provided,
                                                                  --------
however, that after any such approval, there shall not be made any amendment
-------
that by law requires further approval by the stockholders of INS or the approval of the stockholders of Lucent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 7.04.  Extension; Waiver.  At any time prior to the Effective
                         ------------------
Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 7.05.  Procedure for Termination, Amendment, Extension or
                         --------------------------------------------------
Waiver.  A termination of this Agreement pursuant to Section 7.01, an amendment
-------
of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 shall, in order to be effective, require, in the case of Lucent or INS, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.


                                 ARTICLE VIII

                              General Provisions
                              ------------------

          SECTION 8.01.  Nonsurvival of Representations and Warranties.  None of
                         ----------------------------------------------
the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.02.  Notices.  All notices, requests, claims, demands and
                         --------
other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Lucent or Sub, to

               Lucent Technologies Inc.
               600 Mountain Avenue
               Room 6A 311
               Murray Hill, NJ 07974

               Telecopy No.:  Separately supplied

               Attention:  Pamela F. Craven
                           Vice President-Law

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019

               Telecopy No.:  Separately supplied

               Attention:  Robert A. Kindler
                           Robert I. Townsend, III; and

          (b) if to INS, to

               International Network Services
               1213 Innsbruck Drive
               Sunnyvale, CA 94089

               Telecopy No.:  Separately supplied

               Attention:  Susan H. Thornton
               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, CA 94304

               Telecopy No.:  Separately supplied

               Attention:  Elizabeth Flint

          SECTION 8.03.  Definitions.  For purposes of this Agreement:
                         ------------

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b) "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

          (c) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry;

          (d) "material adverse change" or "material adverse effect" means, when used in connection with INS or Lucent, any change, effect, event, occurrence, condition or development or state of facts that is materially adverse to the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence, condition, development or state of facts (i) relating to the economy or securities markets in general, (ii) relating to the industries in which such party operates in general, (iii) arising as a result of this Agreement or the transactions contemplated hereby or the announcement or pendency thereof (including (w) actions by customers or competitors, (x) loss of personnel, customers, resellers or referrals, (y) the delay or cancelation of orders for services and products and (z) any failure by INS to meet any revenue or earnings predictions or expectations to the extent resulting from the foregoing clauses (w), (x) and (y)) or (iv) in the case of INS, litigation brought or threatened against INS or any member of its Board of Directors in respect of this Agreement;

          (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 8.04.  Interpretation.  When a reference is made in this
                         ---------------
Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          SECTION 8.05.  Counterparts.  This Agreement may be executed in one or
                         -------------
more counterparts, all of which shall
be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries.  This
                         -----------------------------------------------
Agreement (including the documents and instruments referred to herein), the Option Agreement, the Stockholder Agreement and the Confidentiality Agreement
(a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06, and Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

          SECTION 8.07.  Governing Law.  This Agreement shall be governed by,
                         --------------
and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          SECTION 8.08.  Assignment.  Neither this Agreement nor any of the
                         -----------
rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.09.  Enforcement.  Each of the parties hereto agrees that
                         ------------
irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

          SECTION 8.10.  Severability.  If any term or other provision of this
                         -------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Lucent, Sub and INS have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       LUCENT TECHNOLOGIES INC.,

                                         by
                                           /s/ Patricia F. Russo
                                           --------------------------
                                           Name:  Patricia F. Russo
                                           Title: Executive Vice
                                                  President, Strategy
                                                  and Corporate
                                                  Operations


                                       INTREPID MERGER INC.,

                                         by
                                           /s/ Pamela F. Craven
                                           --------------------------
                                           Name:  Pamela F. Craven
                                           Title: Vice President,
                                                  Secretary and
                                                  Treasurer


                                       INTERNATIONAL NETWORK SERVICES,

                                         by
                                           /s/ John L. Drew
                                           --------------------------
                                           Name:  John L. Drew
                                           Title: President and Chief
                                                  Executive Officer

                                                                         ANNEX I
                                                         TO THE MERGER AGREEMENT




                            Index of Defined Terms
                            ----------------------

Term                             Page   Term                               Page
----                             ----   ----                               ----
Accounting Rules.................  15     INS Stock Plans..................  11
Acquisition Agreement............  38     INS Stockholder Approval.........  23
Adjusted Option..................  44     INS Stockholders Meeting.........  41
affiliate........................  58     Intellectual Property
Agreement........................   1       Rights.........................  24
Applicable Period................  38     knowledge........................  58
Audited 1999 Financials..........  10     Liens............................  11
Benefits Date....................  46     Lucent...........................   1
business day.....................  58     Lucent Authorized Preferred
Certificate of Merger............   2       Stock..........................  28
Certificates.....................   5     Lucent Common Stock..............  4
Closing..........................   2     Lucent Disclosure Schedule.......  28
Closing Date.....................   2     Lucent Filed SEC Documents.......  32
Code.............................   1     Lucent Junior Preferred
Common Shares Trust..............   7       Stock..........................  28
Confidentiality Agreement........  42     Lucent Plans.....................  46
control..........................  58     Lucent Rights....................  29
D&O Insurance....................  47     Lucent Rights Agreement..........  29
DGCL.............................   2     Lucent SEC Documents.............  31
Effective Time...................   3     material adverse change..........  58
Environmental Law................  19     material adverse effect..........  58
ERISA............................  20     Maximum Premium..................  47
ESPP.............................  11     Merger...........................   1
Excess Shares....................   7     Merger Consideration.............   4
Exchange Act.....................  14     Nasdaq...........................  14
Exchange Agent...................   4     NYSE.............................   7
Exchange Fund....................   5     Option Agreement.................   2
Exchange Ratio...................   4     Parachute Gross-Up Payment.......  21
Form S-4.........................  16     person...........................  59
GAAP.............................  15     Real Estate Transfer Taxes.......  48
Governmental Entity..............  14     Release..........................  19
Hazardous Materials..............  19     Restraints.......................  51
HSR Act..........................  14     SARs.............................  11
INS..............................   1     SEC..............................  14
INS Authorized Preferred                  Section 4.02 Notice..............  38
  Stock..........................  11     Securities Act...................  15
INS Benefit Plans................  19     Stockholder......................   1
INS Common Stock.................   1     Stockholder Agreement............   1
INS Disclosure Schedule..........  10     Sub..............................   1
INS Filed SEC Documents..........  16     subsidiary.......................  59
INS Permits......................  18     Superior Proposal................  39
INS Proxy Statement..............  14     Surviving Corporation............   2
INS Rights.......................  27     Takeover Proposal................  38
INS Rights Agreement.............  27     taxes............................  23
INS SEC Documents................  14     Termination Fee..................  48
INS Stock Options................  11     Warrant..........................  11

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT


                            Form of Affiliate Letter
                            ------------------------


Dear Sirs:

     The undersigned, a holder of shares of common stock, par value $.001 per share ("INS Common Stock"), of International Network Services, a Delaware corporation ("INS"), is entitled to receive in connection with the merger (the "Merger") of a subsidiary of Lucent Technologies Inc., a Delaware corporation ("Lucent"), with and into INS, securities of Lucent, as the parent of the surviving corporation in the Merger (the "Lucent Securities"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of INS within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of INS for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact.

     If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Lucent Securities received by the undersigned in exchange for any shares of INS Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Lucent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Lucent Securities by the undersigned.

     The undersigned hereby represents to and covenants with Lucent that the undersigned will not sell, assign or transfer any of the Lucent Securities received by the undersigned in exchange for shares of INS Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to Lucent or other counsel satisfactory to Lucent or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

     The undersigned hereby further represents to and covenants with Lucent that the undersigned has not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of INS Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any Lucent Securities received by the undersigned in connection with the Merger until after such time as results covering at least 30 days of post-Merger combined operations of INS and Lucent have been published by Lucent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations, except as would not otherwise reasonably be expected to adversely affect the qualification of the Merger as a pooling-of-interests.

     In the event of a sale or other disposition by the undersigned of Lucent Securities pursuant to Rule 145, the undersigned will supply Lucent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Lucent may instruct its transfer agent to withhold the transfer of any Lucent Securities disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Lucent shall cause the transfer agent to effectuate the transfer of the Lucent Securities sold as indicated in such letter.

     Lucent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Lucent Securities by the undersigned under Rule 145 in accordance with the terms thereof.

     The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Lucent Securities received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Lucent from independent counsel reasonably satisfactory to Lucent to the effect that such legends are no longer required for purposes of the Securities Act.

     There will be placed on the certificates for Lucent Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

     "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred (i) until such time as Lucent Technologies Inc. shall have published financial results covering at least 30 days of combined operations after the Effective Time and (ii) except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Lucent Securities and (ii) the receipt by Lucent of this letter is an inducement to Lucent's obligations to consummate the Merger.


                                       Very truly yours,



Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT A



[Name]                                                                   [Date]


     On                    , the undersigned sold the securities of Lucent
Technologies Inc., a Delaware corporation ("Lucent"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of a subsidiary of Lucent with and into International Network Services, a Delaware corporation.

     Based upon the most recent report or statement filed by Lucent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.


                                        Very truly yours,



           [Space to be provided for description of the Securities.]